EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                   Six Months and Quarter Ended July 2, 2000

(Thousands of Dollars)



                                                      Six
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $ 21,627          6,500
  Add:
    Fixed charges                                    58,823         33,043
    Income taxes                                      9,717          2,921
                                                    -------        -------
      Total                                        $ 90,167         42,464
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                       $ 31,874         21,543
  Other interest charges                             17,767          6,655
  Amortization of debt expense                          703            512
  Rental expense representative
   of interest factor                                 8,479          4,333
                                                    -------        -------
      Total                                        $ 58,823         33,043
                                                    =======        =======

Ratio of earnings to fixed charges                     1.53           1.29
                                                    =======        =======